Exhibit 10.2

THE PROVIDENCE SERVICE CORPORATION
700 CANAL STREET, THIRD FLOOR
STAMFORD, CONNECTICUT 06902

CONFIDENTIAL

April __, 2018

[PARTICIPANT NAME]
c/o The Providence Service Corporation
700 Canal Street, Third Floor
Stamford, Connecticut 06902

Re:     Employee Retention Plan

Dear [FIRST NAME]:

This letter agreement (the “Retention Letter”) relates to The Providence Service Corporation Employee Retention Plan (the “Plan”). Through this Retention Letter, you are being offered the opportunity to become a participant in the Plan. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Plan.

The Company has designated you as a Participant and thereby, subject to your execution and delivery of this Retention Letter to the Company within ten (10) days following the date hereof, you will be eligible to receive the payments and other benefits set forth in the Plan subject to the terms and conditions thereof. For all purposes under the Plan:

●	[Effective as of the date hereof, your title and position are [INSERT]]
●	[Effective as of the date hereof, your base salary has increased to $[INSERT]]
●	[Effective as of the date hereof, your annual bonus target has increased to [INSERT]% of your base salary]
●	Your Retention Date (the date through which you are currently anticipated to remain in your position with Company) is [INSERT].
●	Your Retention Bonus amount will be $[INSERT], payable in two installments subject to the terms of the Plan.
●

Your Post-Retention Payment Date (the date on which the second portion of your Retention Bonus will be paid in accordance with the Plan) is the date that occurs [INSERT] days following your Retention Determination Date.

●	Your Annual Bonus Payment Amount will be calculated in accordance with the Plan.
●

Your COBRA Benefit Period (the period following your employment during which the Company will make contributions toward the cost of your COBRA continuation health coverage, if applicable) ends [INSERT].

●

Prior to May 31, 2018, you may apply for relocation to Atlanta, Georgia for a position with LogistiCare Solutions, LLC, and if your application is accepted, you will be entitled to relocation benefits as provided in the Plan, your Retention Bonus will be modified as provided in the Plan and you will not receive any other compensation or benefits under the Plan.

A copy of the Plan is attached hereto as Exhibit A. You should read it carefully and become comfortable with its terms and conditions and those set forth below.

By accepting this Retention Letter, you acknowledge the following provisions:

●	that you have received and reviewed a copy of the Plan;
●	that you understand that participation in the Plan requires that you agree to the terms of the Plan (including the provisions of the Release) that you irrevocably and voluntarily agree to those terms;
●	that you have had the opportunity to carefully evaluate this opportunity and desire to participate in the Plan according to the terms and conditions set forth therein;
●

that, while in effect, the Plan is the only severance pay plan, program or policy of the Company applicable to you, and supersedes all other retention and/or severance plans, programs, practices, policies, understandings and agreements, express or implied, written or oral, including any individual severance arrangement provided for in any employment agreement between you and the Company or any predecessor of the Company; and

●

that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to you under the Plan; and that (i) you retain full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to you under the Plan and (ii) the Company shall not indemnify or otherwise compensate you for any violation of Section 409A of the Code that my occur in connection with the Plan.

You hereby agree that (i) your acceptance of this Retention Letter will result in your participation in the Plan subject to the terms and conditions thereof and (ii) this Retention Letter may not be amended, modified or terminated except pursuant to Article IX of the Plan.

This Retention Letter is subject in all respects to the terms and provisions of the Plan, as amended from time to time. In the event of any conflict between the terms of this Retention Letter and the terms of the Plan, the terms of the Plan shall govern.

[Remainder of page intentionally left blank]

2

Your participation in the Plan will be conditioned and effective upon your acceptance of this Retention Letter.

Sincerely,

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

Accepted and agreed by the Participant:

Name:

Exhibit A to Retention Letter

THE PROVIDENCE SERVICE CORPORATION
EMPLOYEE RETENTION PLAN

The Providence Service Corporation, a Delaware corporation (the “Company”), has adopted this Employee Retention Plan (this “Plan”), effective as of April 9, 2018, for the benefit of employees of the Company who are designated for participation in this Plan.

Article I

Purposes

The purposes of this Plan are as follows:

1.1     To encourage the continued attention and dedication of Participants (as defined below) to their assigned duties during a realignment of the corporate organizational structure of the Company (the “Transition Period”); and

1.2     To incentivize Participants to remain employed with the Company during the Transition Period, preserve the Company’s institutional knowledge during the Transition Period and obtain the best possible outcome for the Company’s shareholders by providing certain payments and benefits to Participants under the circumstances described herein.

Article II

Defined Terms

2.1     For purposes of this Plan, the following terms shall have the meanings indicated below:

“Annual Bonus Payment Amount” with respect to a Participant means (after accounting for any increases to the Participant’s base salary applicable to the fiscal year to which the bonus applies):

(i)     if the Participant’s Retention Date is on or before December 31, 2018, the unpaid bonus, if any, that would have become payable to such Participant in respect of the Company’s 2018 fiscal year (based on actual performance) had such Participant remained continuously employed through the payment date of such annual bonus, to be calculated based on the Participant’s target bonus percentage in effect as of December 31, 2018 and the base salary received by the Participant during 2018; and

(ii)     in addition, if the Participant’s Retention Date is after December 31, 2018, a pro rata share of the annual bonus that would have become payable to the Participant in respect of the Company’s 2019 fiscal year had such Participant remained continuously employed through the payment date of such annual bonus, to be calculated as an amount equal to the product of (a) the bonus, if any, that would have become payable to the Participant in respect of the 2019 fiscal year (calculated as though “target” levels of performance had been achieved) multiplied by (b) a fraction, the numerator of which shall be the number of days elapsed through the Retention Date in the Company’s 2019 fiscal year, and the denominator of which shall be three hundred and sixty-five (365).

In each case, the Compensation Committee will determine the amount, if any, of the bonus earned and calculate the value of the Annual Bonus Payment Amount in consultation with David Shackelton, the Company’s former Chief Financial Officer.  This consultation will include allowing David Shackelton to review and provide input into the financial calculations used by the Committee to determine if the participants achieved their financial and individual targets.  The Compensation Committee’s determination shall in each case be conclusive.

“Board” means the Board of Directors of the Company.

“Cause” with respect to a Participant has the meaning set forth in the employment agreement or letter between the Participant and the Company or, if such Participant is not party to an agreement or letter that contains a “Cause” definition, “Cause” means the occurrence of any of the following:

(a)     the Participant commits fraud or theft against the Company Group, or is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving fraud or moral turpitude;

(b)     the Participant engages in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in financial or reputational harm to the Company Group;

(c)     the Participant materially breaches any provision of an agreement with the Company or breaches any fiduciary duty or duty of loyalty owed to the Company or its shareholders;

(d)     the Participant engages in any wrongful or questionable conduct which does or which is reasonably likely to bring the Company Group into public disgrace or embarrassment, or which is reasonably likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company Group;

(e)     the Participant repeatedly neglects or refuses to perform his or her duties or responsibilities as directed by the Participant’s supervisor or supervisors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Chief Transformation Officer, or the Board or any committee established by the Board, or violates any express direction of any lawful rule, regulation or policy established by the Company Group, the Participant’s supervisor or supervisors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Chief Transformation Officer, or the Board or any committee established by the Board which is consistent with the scope of the Participant’s duties, and such failure, refusal or violation continues uncured for a period five (5) days after written notice from the Company to the Participant specifying the failure, refusal or violation;

(f)     the Participant commits any act or omission resulting in or intended to result in direct personal gain to such Participant at the expense of the Company Group; or

(g)     the Participant materially compromises trade secrets or other confidential and proprietary information of the Company Group.

“COBRA Benefit Period” with respect to a Participant means the period specified as the COBRA Benefit Period in the Participant’s Retention Letter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company Group” means, individually and collectively, the Company and each of its current or future subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by the Company.

“Equity Award” means each stock option, restricted stock award or other equity or equity-based compensation award in respect of common stock of the Company granted to a Participant under the Equity Plan prior to such Participant’s Retention Determination Date (including any “matching” grants of stock options in connection with a Participant’s election to receive a portion of his or her annual bonus in the form of shares of the Company’s common stock).

“Equity Plan” means the Providence Service Corporation 2006 Long-Term Incentive Plan, as amended and restated effective July 27, 2016.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Participant” means each Company employee selected by the Board as a Participant; provided, that no person shall be a “Participant” under the terms of this Plan unless he or she has received from the Company a Retention Letter in the form used for the Plan and has executed and delivered such Retention Letter to the Company within ten (10) days following the date of such Retention Letter (collectively, the “Participants”).

“Post-Retention Payment Date” with respect to a Participant means the Post-Retention Payment Date specified in the Participant’s Retention Letter.

“Retention Bonus” with respect to a Participant means a dollar ($) amount equal to the Retention Bonus specified in the Participant’s Retention Letter plus an amount equal to the unpaid portion, if any, of the Participant’s annual base salary otherwise due to be paid to the Participant through the Retention Date were the Participant continuously employed through such date. For the avoidance of doubt, “base salary” for purposes of the preceding sentence excludes any bonuses, incentives, commissions, overtime pay, shift pay, premium pay, cost of living allowances, perquisites, reimbursed expenses, or income from stock options, stock grants or other incentives awarded under the Equity Plan or otherwise.

“Retention Date” with respect to a Participant means the Retention Date specified in the Participant’s Retention Letter.

“Retention Determination Date” with respect to a Participant means the date that is the earlier of (a) the Retention Date and (b) the date on which such Participant’s employment with the Company is terminated by the Company without Cause.

“Separation from Service” has the meaning set forth in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h)).

Article III

Termination Benefits and Payments

3.1          Retention Payments and Benefits. Except as otherwise provided herein, and subject to Section 3.4, if a Participant (i) remains continuously employed by the Company through the Retention Date or (ii) is terminated by the Company without Cause prior to the Retention Date, such Participant shall be entitled to receive the following payments and benefits:

(a)     A single, lump-sum payment payable no later than the next regularly scheduled payroll date following the Retention Determination Date in an amount equal to 75% of the Retention Bonus; provided, that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, any installment of the Retention Bonus that would have been payable during the Release Period if the Release had been fully effective as of the Retention Determination Date shall be paid on the first regularly scheduled payroll date in such second calendar year after the date on which the Release is irrevocable;

(b)     A single, lump-sum payment payable no later than the next regularly scheduled payroll date following the Post-Retention Payment Date in an amount equal to 25% of the Retention Bonus;

(c)     As of the Retention Determination Date, (i) each outstanding Equity Award held by the Participant shall, to the extent not previously vested in accordance with its terms, become fully and immediately vested and, if applicable, become immediately exercisable and (ii) notwithstanding anything to the contrary in an award agreement, Equity Plan or otherwise, each outstanding Equity Award held by the Participant that is an option to purchase common stock of the Company shall remain exercisable through December 31, 2020, and, if not exercised by such date, shall be forfeited and cancelled without consideration therefor;

(d)     An Annual Bonus Payment Amount, payable promptly following the completion and filing of the Company’s annual audited financial statements for the 2018 fiscal year and no later than June 30, 2019; and

(e)     Following the Participant’s Separation from Service and subject to the Participant enrolling for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Participant may continue participation in the Company’s group health insurance plans at participation and coverage levels applicable to such Participant as of the Retention Determination Date. During the COBRA Benefit Period, the Company will reimburse the Participant for the cost of COBRA continuation payments up to an amount, after reduction for applicable taxes, equal to the Company’s monthly costs for such Participant’s coverage under the applicable Company plan as of the Retention Determination Date. After such period, the Participant will retain any rights to continue coverage under the group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code. Because of the current uncertainty in the taxation of health benefits, in the event that the Company determines that the provision of health benefits in the manner provided in this clause (ii) becomes legally prohibited or would subject the Participant or the Company to a material tax or penalty, or that such benefits are otherwise unable to be provided in a manner consistent with the intent of the parties to provide the Participant with a non-taxable benefit (both as the cost of the coverage and the provision of benefits under such coverage), the Company and the Participant shall cooperate reasonably and in good faith to preserve, to the maximum extent practicable without the imposition of material additional cost to the Company, the intended benefits hereunder.

3.2          Other Terminations. If a Participant’s employment with the Company Group is terminated prior to the Retention Date (a) by the Company Group for Cause or (b) by the Participant for any reason, such Participant shall not be eligible to receive any payments or benefits under this Plan, except to the extent explicitly required by applicable law; provided, that if a Participant terminates his or her employment as a result of a material diminution prior to the Retention Date in such Participant’s base salary or target bonus, such termination shall be treated as a termination by the Company without Cause for purposes of Section 3.1 if such Participant has (i) given the Company written notice of his or her intention to terminate employment within fifteen (15) days after the date on which he or she knows or should reasonably know of the salary or target bonus reduction, (ii) the Company has not restored the Participant’s salary and/or target bonus within thirty (30) days of receiving such notice and (iii) such Participant has terminated his or her employment within fifteen (15) days following the expiration of the remedy period described in clause (ii). For the avoidance of doubt, a Participant’s acceptance of employment with LogistiCare pursuant to Section 3.3 shall not be deemed a termination by the Company without Cause regardless of the salary or target bonus offered by LogistiCare. By accepting participation in the Plan, a Participant waives any right to any other retention or severance payments or benefits arising from a termination of his or her employment for “good reason,” regardless of any provisions in any employment agreement, award agreement or otherwise.

3.3          Application for Relocation; Effect on Payments and Benefits. Prior to the applicable Retention Date, Participants may apply for employment with LogistiCare Solutions, LLC and its subsidiaries (“LogistiCare”). Any Participant whose application for employment with the Company is accepted shall receive (x) in lieu of the of the payments and benefits set forth in Section 3.1, a single, lump-sum payment equal to 50% of the Retention Bonus, payable no later than the next regularly scheduled payroll date following the date on which such Participant relocates to the area of the applicable LogistiCare location and commences employment with LogistiCare and (y) relocation assistance benefits, including moving expenses and closing costs of purchasing or selling a primary residence, in accordance with the Company Group’s relocation policy as then in effect.

3.4          Release and Other Conditions to Severance. Any payments or benefits that may be provided to a Participant under this Plan shall be conditioned upon the following events:

(a)     With respect to the payments or benefits that may be provided to a Participant under Section 3.1 of this Plan, such payments and benefits shall be conditioned upon (i) the Participant’s execution, delivery and non-revocation of an effective release of claims against the Company Group (the “Release”), containing the provisions attached hereto as Exhibit B and such other terms as may be mutually agreed by the parties to the Release, which Release shall be delivered to the Participant within ten (10) days following the Retention Determination Date and which must be executed (and not revoked) by the Participant within sixty (60) days following the Retention Determination Date (the “Release Period”) and (ii) at the Company’s request, the Participant’s return of all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group); and

(b)     With respect to the second installment of the Retention Bonus that may be provided to a Participant under Section 3.1(b), such payment shall be conditioned upon (i) the Participant’s reasonable cooperation following the Retention Determination Date with the Company’s requests for information and assistance concerning issues or matters related to the Company Group of which the Participant had knowledge during his or her employment with the Company Group and (ii) the Participant’s compliance with the terms of the Release and execution and delivery to the Company of a written affirmation of the Release, in a form provided by the Company, effective as of the Post-Retention Payment Date.

3.5          No Other Severance or Retention Entitlements. While in effect, this Plan is the only severance and retention pay plan, program or policy of the Company applicable to Participants, and supersedes all other severance plans, programs, practices, policies, understandings and agreements, express or implied, written or oral, including any individual severance or retention arrangement provided for in any employment agreement or award agreement between any Participant and the Company or otherwise.

Article IV

Successors; Binding Agreement

4.1          This Plan shall inure to the benefit of and shall be binding upon the Company, its permitted successors and assigns.

4.2          Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to the Participant’s legal guardian or personal representative. Notwithstanding the foregoing, if a Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

Article V

NO MITIGATION OR OFFSET

5.1         The Company agrees that, in order for a Participant to be eligible to receive the payments and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 3.1. Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant following the Retention Determination Date as the result of employment by another employer or otherwise, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Article VI

Notices

6.1          For the purpose of this Plan, notices and all other communications provided for in this Plan shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given (i) three (3) business days after mailing by first class certified mail, postage prepaid, (ii) when delivered by hand, (iii) upon confirmation of receipt or electronic verification by facsimile transmissions or (iv) one day after sending by overnight delivery service, to the respective addresses, facsimile numbers or electronic mail addressed to the Participant at the last address the Participant provided to the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

The Providence Service Corporation
700 Canal Street, Third Floor
Stamford, Connecticut 06902
Fax: (203) 307-2799
Attention: Interim Chief Executive Officer

Article VII

DISPUTES

7.1          Exclusive Jurisdiction; Waiver of Jury Trial. The Company shall have the right to enforce the provisions of Section 3.3 through an action, suit or proceeding brought in any federal court located in the State of New York or any New York state court, and each Participant consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any right to a jury trial and any objection that such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; provided that if a Participant is party to an employment agreement with the Company that provides for disputes to be resolved by arbitration then such arbitration provisions shall apply to the Participant’s participation, rights and obligations under this Plan.

7.2          Expenses. In the event that the Company or any Participant initiates legal proceedings to enforce any provision of this Plan or resolve any dispute hereunder, the non-prevailing party shall be responsible for payment of the prevailing party’s costs incurred in connection therewith, including reasonable attorneys’ fees.

Article VIII

Section 409A

8.1          To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Committee may in its sole discretion adopt such amendments to this Plan or take such other actions that the Committee determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that this Section 8.1 shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action.

8.2          Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the six (6) month period following such Participant’s Separation from Service to the extent that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6) month period without interest thereon.

8.3          Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service with the Company, and, for purposes of any such provision of this Plan, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

8.4          For purposes of Section 409A of the Code, each installment payment or other payment in series of payments made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

8.5          Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Plan does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year; (b) the reimbursements for expenses for which the Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Article IX

Termination and Amendment

This Plan may be amended or terminated, and any provision hereof may be modified (or waived), for one or more Participants at any time by the Committee in its sole discretion; provided, that no such amendment, modification or termination may adversely affect the rights of a Participant without the consent of such person, except as required by law. This Plan shall automatically terminate as of the date the last payment is made by the Company in respect of a Participant in accordance with the terms of the Plan.

Article X

Miscellaneous

10.1        No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company Group in which a Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.

10.2        No Right to Employment. Nothing contained in this Plan or any documents relating to this Plan shall (i) confer upon any Participant any right to continue as a Participant or in the employ or service of any member of the Company Group, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with any “at-will” nature (if applicable) of the Participant’s employment with the Company Group.

10.3        Tax Withholding. All amounts payable hereunder shall be subject to withholdings for applicable federal, state, local or non-U.S. taxes and other required payroll deductions, including, in respect of any Equity Awards, under any Company “withhold to cover” or “sell to cover” program as then in effect.

10.4        Other Benefits. Amounts payable hereunder shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

10.5        Governing Law. This Plan and all rights hereunder shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

10.6        Unfunded Obligation. All amounts payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company Group. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the ability of any member of the Company Group to amend, modify or terminate such other employee benefit plans.

10.7        Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

Exhibit B to Retention Letter

Release Provisions and Restrictive Covenants

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled as a Participant (as defined in the Plan) in The Providence Service Corporation Employee Retention Plan (the “Plan”), you hereby waive and release and forever discharge The Providence Service Corporation (the “Company”), its parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Date”).

Confidentiality. Further, as a condition precedent to the receipt of any payments (except as required by law) and benefits provided to you under the Plan, you agree that you will not following the Retention Determination Date, at any time, except with the express prior written consent of the Board, directly or indirectly, disclose, communicate or divulge to any person, or use for the benefit of any person, any secret, confidential or proprietary knowledge or information relating to the Company or its affiliates (including LogistiCare) including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor or subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies or methods, marketing, marketing strategies or methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies or plans or other information of the Company or its affiliates which is not generally available to the public.

Notwithstanding the foregoing, you are not (a) prohibited from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that you reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or (b) required to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (a) of this paragraph.

Nondisparagement. You further agree that you will not at any time publish or communicate disparaging or derogatory statements or opinions about the Company or its affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its affiliates’ management, products or services to any third party. It shall not be a breach of the terms of this paragraph for you to testify truthfully in any judicial or administrative proceeding or to make statements or allegations as required by law or in legal filings, including, without limitation, any such filings made by you to enforce your rights against the Company or any of its affiliates, that are based on your reasonable belief and are not made in bad faith.

Non-Solicitation. You further agree that for a period of one (1) year after the Retention Determination Date you will not, directly or indirectly, for your own account or for the benefit of any person or entity: (i) solicit, service, supply or sell to, contact, or aid in the solicitation, servicing, supplying or selling to any person or entity which is or was a customer, prospective customer, client, prospective client, contractor, subcontractor or supplier of the Company or its affiliates within three (3) years prior to your termination of employment (“Company Customers/Clients”), for the purpose of (A) selling services or goods in competition with the Company; (B) inducing Company Customers/Clients to cancel, transfer or cease doing business in whole or in part with the Company or any of its affiliates or (C) inducing Company Customers/Clients to do business with any Person in competition with the Business of the Company; or (ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of the Company or any of its affiliates to leave the employ of the Company or its affiliates, or otherwise interfere with such employee’s relationship with the Company or any of its affiliates. Nothing in this paragraph shall preclude you from making good faith generalized solicitations for employees through advertisements or search firms not specifically directed at such persons.

Cooperation with Proceedings. You further agree that, prior to your Post-Retention Payment Date and, if longer, during the pendency of any litigation or other proceeding, you (a) will not communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent you determine in good faith is necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company Group, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company, and (b) in the event that any other party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith are related to such litigation or other proceeding, you will promptly so notify the Company’s counsel. You agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, prior to the Post-Retention Payment Date, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of employment to the extent the Company pays all Company-approved expenses you incur in connection with such cooperation.

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Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)	Any payment or benefit set forth in the Plan;

(b)	Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with the policy of the Company;

(c)	Claims under the Equity Plan (as defined in the Plan) in respect of vested Company equity held by you;

(d)	Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e)	Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f)	Any claim that the Company has breached this release of claims; and

(g)

Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

It is the intention of the parties to restrict your activities in a manner which reasonably protects the legitimate business interests of the Company. In the event the restrictive conditions expressed herein are deemed overly broad or unenforceable by a court of competent jurisdiction, it is the intent of the parties that the terms of this Retention Letter be enforced to the fullest extent allowed under applicable law, and be reformulated by such court to the extent necessary to so enforce it.

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